Exhibit 99.1

Hawthorn Bancshares Announces Earnings

LEE’S SUMMIT, Mo. — November 10, 2011 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company, including its main operating subsidiary, Hawthorn Bank, for the third quarter ended September 30.

Net income for the quarter was $1.5 million, compared to $1.4 million for the third quarter of 2010. Hawthorn earned $0.22 per diluted common share for the three months ended September 30, 2011, versus $0.20 for the third quarter of 2010 after deducting accrued dividends and accretion of $0.5 million on preferred stock issued to the U.S. Treasury under the Capital Purchase Program.

On a year to date basis, Hawthorn Bancshares generated net income of $3.9 million, up from $2.7 million for 2010. After deducting accrued dividends and accretion on preferred stock issued to the U.S. Treasury, income available to common shareholders was $2.4 million compared to $1.2 million for 2010. From a diluted earnings per common share basis, Hawthorn generated $0.51 for the nine months ended September 30, 2011 compared to $0.26 per common share for the same period in 2010.

Operating Results
Net Interest Income
Due to increasing the Company’s net interest margin from 3.81% for the third quarter of 2010 to 3.98% for the same period in 2011, net interest income for the quarter ended September 30, 2011 remained stable at $10.8 million despite a lower volume of earning assets. The higher net interest margin is primarily the result of the decrease in rates paid on interest bearing liabilities outpacing the decrease in rates earned on interest bearing assets.

Non-Interest Income and Expense
Non-interest income for the three months ended September 30, 2011 was $2.4 million compared to $2.9 million for the same period in 2010. The decrease is primarily the result of a $0.6 million decrease in the gains on sales of mortgage loans due to higher real estate refinancing activity experienced during the third quarter of 2010 as compared to 2011. Non-interest expense for the three months ended September 30, 2011 was $8.9 million compared to $9.4 million for third quarter 2010. The decrease is largely attributed to a $0.4 million decrease in expenses and impairment charges related to foreclosed assets.

Loan Loss Reserve
Hawthorn’s level of non-performing loans was 6.34% of total loans at September 30, 2011, up slightly from 6.27% at December 31, 2010. During the quarter, the Company recognized net charge-offs of $3.2 million compared to $0.7 million for the third quarter of 2010. The Company provided an additional $2.0 million to the allowance for loan losses for the third quarter of 2011, compared to $2.5 million the third quarter of 2010. The allowance for loan losses at September 30, 2011 was $12.7 million, or 1.49% of outstanding loans and 23.6% of non-performing loans as of September 30, 2011. At December 31, 2010, the allowance for loan losses was $14.6 million, or 1.62% of outstanding loans and 25.9% of non-performing loans. Management believes based on detailed analysis of each nonperforming credit and the value of any associated collateral that the allowance for loan losses at September 30, 2011 is adequate to cover probable losses in nonperforming loans.

Financial Condition
Comparing September 30, 2011 balances with December 31, 2010, total assets decreased 2.6% to $1.2 billion. Loans, net of allowance for loan losses, decreased 5.3% to $837.1 million, while investment securities increased 14.8% to $205.4 million. Total deposits increased 0.7% to $952.9 million. During the same period, stockholders’ equity increased 4.7% to $106.3 million or 9.1% of total assets. At 18.02% and 11.60% of total assets, total risk based and leverage capital ratios far exceed minimum regulatory requirements of 8.00% and 3.00% respectively.

For the quarter, the annualized return on average common equity was 5.29% and the annualized return on average assets was 0.51% compared with 4.52% and 0.46%, respectively, for the same period in 2010.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	September 30, 2011	December 31, 2010

Loans, net of allowance for loan losses	$837,110,422	$883,907,596
Debt securities	205,446,454	178,977,550
Total assets	1,169,516,047	$1,200,172,204
Deposits	952,949,134	946,662,656
Total stockholders’ equity	106,275,682	101,488,311
	Three Months	Three Months
Statement of income information:	Ended Sept. 30, 2011	Ended Sept. 30, 2010

Total interest income	$13,383,931	$14,624,412
Total interest expense	2,579,703	3,765,670

Net interest income	10,804,228	10,858,742
Provision for loan losses	2,010,000	2,450,000
Noninterest income	2,357,415	2,910,304
Noninterest expense	8,925,110	9,365,517

Pre-tax income	2,226,533	1,953,529
Income taxes	710,894	531,327

Net income	1,515,639	1,422,202
Dividends & accretion on preferred stock issued to U.S. Treasury	497,306	497,306

Net income available to common shareholders	1,018,333	924,896

Earnings Per Common Share:
Basic:	$0.22	$0.20
Diluted:	$0.22	$0.20
	Nine Months	Nine Months
Statement of income information:	Ended Sept. 30, 2011	Ended Sept. 30, 2010

Total interest income	$40,607,239	$44,600,369
Total interest expense	8,539,944	12,316,466

Net interest income	32,067,295	32,283,903
Provision for loan losses	5,643,336	7,105,000
Noninterest income	6,588,119	7,365,780
Noninterest expense	27,310,959	28,815,901

Pre-tax income	5,701,119	3,728,782
Income taxes	1,823,369	1,030,346

Net income	3,877,750	2,698,436
Dividends & accretion on preferred stock issued to U.S. Treasury	1,487,716	1,487,716

Net income available to common shareholders	2,390,034	1,210,720

Earnings Per Common Share:
Basic:	$0.51	$0.26
Diluted:	$0.51	$0.26

FINANCIAL SUMMARY (Continued)
(unaudited)

Key financial ratios:	September 30, 2011	December 31, 2010

Return on average assets (YTD)	0.43%	(0.29)%
Return on average common equity (YTD)	4.28%	(6.86)%
Allowance for loan losses to total loans	1.49%	1.62%
Nonperforming loans to total loans	6.34%	6.27%
Nonperforming assets to loans and foreclosed assets	8.29%	7.71%
Allowance for loan losses to nonperforming loans	23.56%	25.87%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.